 Exhibit 99.1

TALON INTERNATIONAL ANNOUNCES APPOINTMENT

OF CHIEF FINANCIAL OFFICER

LOS ANGELES – March 5, 2014 – Talon International, Inc. (OTCQB: TALN), a leading global supplier of custom zippers and apparel accessories, today announced the appointment of Nancy Agger-Nielsen as Chief Financial Officer effective April 1, 2014.

Ms. Nielsen holds her CPA accreditation, an Accounting degree from California State Polytechnic University in Pomona CA and an MBA in Finance from the Peter F. Drucker School of Management at Claremont Graduate University in Claremont, CA. She has over 20 years of experience in all aspects of financial management with a focus on strategic business planning, international operations, and financial analysis. Most recently, she served as CFO, of Med Legal, LLC, and Vice President of Finance & Administration for NDC Infrared Engineering, a division of Spectris, plc.

Ms. Nielsen will serve as Vice President Finance on an interim basis until her appointment as CFO becomes effective, subsequent to the filing of our 10K. Mr. Jim Reeder, who previously served as V.P. Corporate Controller, has resigned to pursue other opportunities.

"The appointment of Ms. Nielsen as Chief Financial Officer of the Company represents another important step in the growth of our Company as we continue to advance Talon towards world leadership in apparel accessories. Nancy’s broad-based experience as a finance professional, especially in international companies and strategic planning, makes her an ideal fit for the Chief Financial Officer role at Talon International," commented Mr. Lonnie Schnell, Chief Executive Officer of the Company. “Having previously served in dual roles as CEO and CFO, I’m looking forward to relinquishing my CFO duties and being able to focus on strategic growth and building shareholder value," added Mr. Schnell.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers, complete trim solutions and stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands all under its trademark and world renowned brands, Talon®, and TekFit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, J.C. Penney, FatFace, Victoria’s Secret, Wal-Mart, Tom Tailor, Phillips-Van Heusen, Juicy Couture, and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, India, Indonesia and Bangladesh.

Investor Contact:

Casey Stegman

Stonegate, Inc.

8201 Preston Rd., Suite 325

Dallas, Texas 75225

(214) 987-4121

www.stonegateinc.com

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